March 18, 2026

C21 Investments Inc.

19th Floor, 885 West Georgia Street
Vancouver, British Columbia V6C 3H4

Attention: Board of Directors

Dear Sirs:

Re: C21 Investments Inc. (the "Company")

 Equity Incentive Plan

We have acted as legal counsel to the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 11,791,106 common shares in the capital of the Company (the "Reserved Shares") reserved for issuance with respect to the settlement of stock options, restricted share units, deferred share units, performance share units and bonus shares of the Company, as well as the Prior Plan Securities (as defined below) (collectively "Awards", and individually, as the context requires, an "Award") that have been granted or will be granted pursuant to and in accordance with the Company's Equity Incentive Plan dated March 17, 2026 (the "Plan").

Pursuant to the terms of the Plan, the maximum number of common shares of the Company ("Common Shares") reserved for issuance, together with all of the Company's other previously established or proposed equity incentive plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Common Shares (including the Prior Plans (as defined below)), shall not result in the number of Common Shares reserved for issuance pursuant to Awards exceeding 10% of the issued and outstanding Common Shares as at the date of grant of any Award.

The Plan became effective on March 17, 2026 (the "Effective Date"), the date of approval of the Plan by the Board of Directors of the Company (the "Board"). On the Effective Date, the Company's "10% rolling" stock option plan and restricted share unit plan (collectively, the "Prior Plans") were terminated and any outstanding stock options or restricted share units of the Company, as applicable, granted under the Prior Plans and outstanding on the Effective Date (collectively, the "Prior Plan Securities") were deemed to have been issued under, and are now governed by, the terms of the Plan.

In rendering the opinion set forth below, we have reviewed:

(a) the Registration Statement and the exhibits thereto;

(b) the Notice of Articles and the Articles of the Company, as in effect as of the date hereof;

 T: 604 891 3688  |  19TH FLOOR, 885 WEST GEORGIA STREET, VANCOUVER, BC, CANADA  V6C 3H4
KOFFMAN KALEF LLP IS A BRITISH COLUMBIA LIMITED LIABILITY PARTNERSHIP OF LAW CORPORATIONS

(c) certain records of the Company's corporate proceedings as reflected in its minute book, including consent resolutions of the board of directors of the Company approving the Plan and the grants of various stock options which have deemed to have been issued under the Plan;

(d) the Plan;

(e) confirmation from Computershare Investor Services Inc. that 117,911,067 Common Shares are issued and outstanding as at the date hereof; and

(f) such other documents as we have deemed relevant.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that any Reserved Shares to be offered pursuant to the Registration Statement, after the Registration Statement becomes effective under the Act,  will be duly issued and outstanding as fully paid and non-assessable common shares in the capital of the Company when duly issued and delivered pursuant to grants of Awards made pursuant to the Plan (including grants under the Prior Plans which are deemed to be outstanding under the Plan), provided that:

(a) such Awards are granted in accordance with the terms and conditions of the Plan and each applicable agreement evidencing the grant of Awards (including the applicable agreements evidencing the grant of the Prior Plan Securities)(each, an “Award Agreement”); and

(b) the persons receiving any Awards under the Plan perform their obligations to the Company in accordance with the terms and conditions of the Plan and any Award Agreement, including the payment of the required exercise price with respect to such Awards, as applicable.

We are solicitors qualified to carry on the practice of law in the Province of British Columbia only, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of British Columbia and the federal laws of Canada applicable therein. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States securities laws.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a) We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the directors and officers of the Company signing such documents, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

(b) We have assumed that (i) each Award granted (including awards granted under the Prior Plans) or to be granted pursuant to the Plan has been or will be, as applicable, duly authorized by the board of directors of the Company (the "Board") and/or any committee of the Board to which the authority to approve grants of Awards has been delegated (the "Committee") in accordance with the Articles of the Company, the Business Corporations Act (British Columbia), the Plan and any mandates or charters of the Committee or any corporate governance documents of the Company, and (ii) each agreement governing an Award under the Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms.

(c) We have also assumed that: (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Reserved Shares are offered as contemplated by the Registration Statement; and (ii) all Reserved Shares will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

(d) The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the Province of British Columbia as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

(e) We have assumed that at the time the Company is or becomes obligated to issue any Reserved Shares upon exercise of Awards granted pursuant to, or governed by, the Plan and any applicable Award Agreements (including any Award Agreement evidencing the Prior Plan Securities) the Company (i) will have adequate authorized and unissued Common Shares to fulfill such obligations, and (ii) will be in good standing with the B.C. Registrar of Companies.

(f) We have assumed the absence of fraud in any transaction pursuant to which Reserved Shares have been or may be issued pursuant to any Award under the Plan or any Prior Plan, and that the consideration authorized by the Board for the Reserved Shares in respect of settlement of an Award will have been received by the Company prior to their issuance.

The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the Province of British Columbia as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Koffman Kaleff LLP